Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden IR
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FINANCIAL RESULTS FOR FIRST QUARTER

ENDED MARCH 31, 2010

Revenues Increase 26.6%; Net Income of $0.05 per share versus net loss of ($0.13)

DALLAS, TX, May 6, 2010 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the first quarter ended March 31, 2010. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom remodeling products, storage organization systems for closets and garages and related accessories.

Financial Results

For the first quarter, USHS revenues increased 26.6% to $33.1 million as compared to $26.2 million in the first quarter 2009. The increase in revenues marked the third consecutive quarterly improvement in revenues.

USHS reported net income of $365,000 or $0.05 per share for the first quarter 2010 as compared with a net loss of $960,000 or $0.13 per share in the first quarter last year.

Murray Gross, chairman and chief executive officer, commented, “We are very encouraged as our financial performance during the first quarter exceeded our expectations. Although the economic environment remained challenging, we have continued to gain momentum each month of the quarter. New orders in the first quarter increased 39.0% from the first quarter last year, demonstrating the consistent improvement we have been experiencing in demand for our home improvement solutions.”

Mr. Gross continued, “We are pleased with the start up of our two new initiatives which we commenced in January 2010, our participation in the Home Depot Do-It-Yourself (DIY) program and our market expansion program in which we utilize local contractors (SCN program). As expected, our start up costs in these programs outpaced revenues, negatively impacting our first quarter net income by approximately $92,000.”

Robert DeFronzo, Chief Financial Officer, commented, “We realized improved operating leverage in the first quarter resulting from higher revenues and sustained cost controls. In addition, improved sales efficiencies coupled with reduced marketing costs in our in-store marketing program increased leverage of our sales and marketing expenses in the quarter.”

First Quarter 2010 Highlights

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USHS reported new orders in the first quarter 2010 increased 39.0% to $34.4 million from $24.8 million in the first quarter last year, and increased 5.1% sequentially from $32.3 million in the fourth quarter 2009.

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USHS launched its two newest initiatives, the DIY and SCN market expansion programs, in the first quarter. In connection with the market expansion program, USHS initiated service to six new markets in the quarter. USHS expects to initiate service to five additional new markets in the second quarter 2010.

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Fixed operating costs, consisting of branch operating and general and administrative expenses, declined to 14.2% of revenues in the first quarter 2010 from 18.6% in the same quarter last year. The decline reflected increased leverage from higher revenues.

Mr. Gross continued, “Among other improvements we’ve made in our in-store marketing program, in January 2010 we started the installation of new kitchen refacing product displays in all The Home Depot stores. The new displays better demonstrate the value proposition of the cabinet refacing category and our product offering. We believe the new displays, combined with our in-store marketing program and The Home Depot’s store kitchen designers, will increase lead development and sales. We believe this combination was a contributing factor to the increase in new orders in the first quarter. In addition, we anticipate that the new displays will provide The Home Depot’s kitchen designer an improved in-store sales center for the DIY program. It is expected that new kitchen refacing product displays and the DIY program will be available in all The Home Depot stores by the end of the second quarter of 2010.”

“In connection with our SCN market expansion, we have evaluated certain markets which we currently serve through our sales and installation centers that could be candidates for transition to the SCN model to better penetrate the marketplace and reduce our costs,” added Mr. Gross. “We have identified three markets that we currently operate which we intend to transition to SCN contractors. We believe that these markets will generate greater operating profits under the SCN program. We have engaged SCN contractors for each of these markets. Once the transition to the SCN contractor is completed, which we expect in the second quarter 2010, we intend to sublease our sales and installation centers in these three markets. As a result of this transition, in the second quarter 2010 we will record a one-time charge of approximately $180,000 which is equal to the present value of future rental payments, net of expected sublease receipts, for the remaining term of the applicable leases. This charge is included in our second quarter 2010 outlook.”

Second Quarter 2010 Outlook

USHS expects:

•	Revenues in the second quarter 2010 of $33 to $35 million as compared to revenues of $25.5 million in the second quarter 2009.

•	After the one-time charge net income of $0.05 to $0.07 per share, compared to a net loss of $1.2 million, or $0.17 per share in the second quarter of 2009.

“According to the Leading Indicator of Remodeling Activity (LIRA) released by the Remodeling Futures Program at the Joint Center for Housing Studies of Harvard University, home improvement spending will recover this year with nearly 5% growth in 2010,” Mr. Gross concluded. “U.S. Home Systems is strategically well-positioned to benefit from this growth, as we are aligned with the industry leading home improvement brand, have a national presence and provide proven quality to our customers.”

Conference Call Information

Management of USHS will hold a conference call on May 6, 2010 at 4:30 p.m. ET to discuss its 2010 first quarter financial results.

Interested parties may access the call by calling 1-877-941-8418 from within the United States, or 1-480-629-9809 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through May 13, 2010, and can be accessed by dialing 1-800-406-7325 (U.S.), 1-303-590-3030 (Int’l), passcode 4285139.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until June 6, 2010 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, and storage organization systems for closets and garages. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding the Company’s business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-tables follow-

USHS REPORTS FIRST QUARTER 2010 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations

(In thousands, except shares and per share amounts)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Revenues	$33,127	$26,170
Cost of remodeling contracts	14,695	11,690

Gross profit	18,432	14,480

Costs and expenses:
Branch operations	1,962	2,096
Sales, marketing and license fees	13,071	11,181
General and administrative	2,752	2,760

Total costs and expenses	17,785	16,037

Operating income (loss)	647	(1,557)
Interest expense	34	38
Other income (expense)	(7)	36

Income (loss) before income taxes	606	(1,559)
Income tax expense (benefit)	241	(599)

Net income (loss)	$365	($960)

Net income (loss) per common share – basic and diluted:	$0.05	($0.13)

Number of weighted-average shares of common stock outstanding – basic	7,136,846	7,351,835

Number of weighted-average shares of common stock outstanding – diluted	7,172,275	7,351,835

USHS REPORTS FIRST QUARTER 2010 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,913,075	$6,336,889
Marketable securities	799,397	797,410
Accounts receivable-trade, net of allowance for doubtful accounts of $36,987 and $53,704, respectively	5,911,153	4,242,435
Accounts receivable-other	343,712	451,090
Income tax receivable	1,460,307	1,415,582
Commission advances	1,306,829	1,150,154
Inventories	3,477,045	3,650,545
Prepaid advertising and marketing	1,222,761	1,103,689
Prepaid expenses	579,181	767,278
Deferred income taxes	1,597,480	1,605,813

Total current assets	22,610,940	21,520,885

Property, plant, and equipment, net	2,362,480	2,485,542
Assets held for sale	2,514,643	2,514,643
Goodwill	3,589,870	3,589,870
Other assets	522,395	623,365

Total assets	$31,600,328	$30,734,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,359,005	$3,936,798
Accrued wages, commissions, bonuses and vacation	1,875,791	1,588,833
Accrued legal settlement	1,372,972	1,897,822
Federal and state taxes payable	1,813,422	1,381,635
Long-term debt, current portion	1,163,290	222,553
Other accrued liabilities	727,692	748,596

Total current liabilities	11,312,172	9,776,237
Deferred income taxes	310,491	310,491
Long-term debt, net of current portion	1,251,470	2,292,221

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,168,996 and 7,155,058 shares issued; 7,131,919 and 7,132,026 shares outstanding at March 31, 2010 and December 31, 2009, respectively	7,169	7,155
Additional capital	14,097,764	14,059,625
Retained earnings	4,702,388	4,337,755
Treasury stock, at cost, 37,077 and 23,032 shares at March 31, 2010 and December 31, 2009, respectively	(81,126)	(49,179)

Total stockholders’ equity	18,726,195	18,355,356

Total liabilities and stockholders’ equity	$31,600,328	$30,734,305